Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-67500

BALLY TOTAL FITNESS HOLDING CORPORATION
SUPPLEMENT TO PROSPECTUS

DATED NOVEMBER 27, 2001

       This Prospectus Supplement should be read in conjunction with the Prospectus dated November 27, 2001 (the “Prospectus”), which relates to the issuance from time to time of 6,000,000 shares of the common stock of Bally Total Fitness Holding Corporation.

       An aggregate of 382,827 shares of common stock covered by the Prospectus were issued recently to Fit Tech Inc., Planet Fitness Center, Inc., Boston Fitness Center, Inc., Planet Fitness Center of Maine, Inc., Planet Fitness Center of Dartmouth, Inc., Planet Fitness Center of Salem, Inc. and Planet Fitness Center of Brighton, Inc. (collectively, the "Selling Stockholders"), in connection with the acquisition of substantially all of the assets of the Selling Stockholders by a subsidiary of Bally. The dollar amount of the revenues and assets of the Selling Stockholders are not significant to the financial condition of Bally and none of the owners of the Selling Stockholders has had any material relationship with Bally within the past three years. The 382,827 shares issued in connection with the acquisition represent approximately 1% of Bally's issued and outstanding common stock.

       The Selling Stockholders may, from time to time, offer for sale for their own account, as described under “Resale of Securities Covered by this Prospectus”, the number of shares of Bally common stock set forth in the following table.

Number of Shares Beneficially
Number of Shares Beneficially	Number of Shares Covered	Owned after this Offering
Selling Stockholders	Owned Prior to this Offering	by this Prospectus	Number	%

Fit Tech, Inc.	0	15,351	0	0%

Planet Fitness Center, Inc.	0	18,338	0	0%

Boston Fitness Center, Inc.	0	68,871	0	0%

Planet Fitness Center of Maine, Inc.	0	108,647	0	0%

Planet Fitness Center of Dartmouth, Inc.	0	61,367	0	0%

Planet Fitness Center of Salem, Inc.	0	65,042	0	0%

Planet Fitness Center of Brighton, Inc.	0	45,211	0	0%

       There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them hereunder.

       This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

       The date of this Prospectus Supplement is April 19, 2002.